Chicopee Bancorp, Inc. Reports a 3.6% Increase in Net Income for the Twelve Months Ended December 31, 2013 and Declares Cash Dividend of $0.07 per Share

Chicopee, Mass., January 27, 2014 (GLOBENEWSWIRE) -- Chicopee Bancorp, Inc. (the “Company”) (NASDAQ - CBNK), the holding company for Chicopee Savings Bank (the “Bank”), announced the unaudited results of operations for the three and twelve months ended December 31, 2013.

The Company also announced on January 27, 2014, that its Board of Directors declared a cash dividend of $0.07 per share. Stockholders of record on February 10, 2014 will receive the cash dividend on or about February 21, 2014. This is an increase of $0.02 per share or 40.0% from dividend paid in the third quarter of 2013.

The Company reported net income of $670,000, or $0.14 basic earnings per share, for the three months ended December 31, 2013, compared to $993,000, or $0.20 basic earnings per share, for the three months ended December 31, 2012. The $323,000, or 32.5%, decrease in net income for the three months ended December 31, 2013 compared to the three months ended December 31, 2012, was primarily due to the decrease in non-interest income of $237,000, or 25.1%, a decrease in net interest income of $133,000, or 2.8%, and an increase in non-interest expense of $70,000, or 1.6%, partially offset by the decrease in the provision for loan losses of $46,000, or 22.8%, and a decrease of $71,000, or 25.2%, in income tax expense.

The $237,000, or 25.1%, decrease in non-interest income from $944,000 for the three months ended December 31, 2012 to $707,000 for the three months ended December 31, 2013 was primarily due to the $318,000, or 83.5%, decrease in income from loan sales and servicing, net, a decrease of $13,000, or 2.4%, in service charges, fees and commissions, partially offset by a decrease in net loss on the sale of other real estate owned (“OREO”) of $25,000, or 86.2%, a gain of $37,000 on sales of securities available-for-sale and a $37,000 decrease, or 100%, in other than temporary impairment charge.

The decrease in net interest income of $133,000, or 2.8%, from $4.8 million for the three months ended December 31, 2012 to $4.7 million for the three months ended December 31, 2013 was due to the $407,000, or 6.7%, decrease in interest and dividend income, partially offset by the $274,000, or 21.9%, decrease in interest expense.

The cost of deposits decreased $220,000, or 21.3%, and the cost of borrowings decreased $54,000, or 24.3%. The decrease in interest and dividend income and interest expense was due to the continued low interest rate environment. The decrease in interest and dividend income of $407,000, or 6.7%, was primarily due to the 21 basis point decrease in the asset yield from 4.53% for the three months ended December 31, 2012 to 4.32% for the three months ended December 31, 2013.
Average earning assets decreased $12.6 million, or 2.3%, for the three months ended December 31, 2013 compared to the same period in 2012, due to a decrease of $8.8 million, or 13.4%, in average investments, a decrease in average cash and cash equivalents of $2.4 million, or 12.9%, and a decrease in average loans of $1.4 million, or 0.3%. The $1.4 million, or 0.3%, decrease in loans was due to a decrease in residential loans of $9.7 million, or 7.8%, a decrease of $1.4 million, or 3.6%, in commercial construction, partially offset by an increase of $4.7 million, or 2.6%, in commercial real estate loans and an increase of $3.5 million, or 4.1%, in commercial and industrial loans. The yield on assets decreased 21 basis points from 4.53% at December 31, 2012 to 4.32% at December 31, 2013. The average cost of funds decreased 18 basis points due to the continuation of low market interest rates, which allowed the Company to continue to renew or replace maturing time deposits at lower costs. The average balance of demand deposit accounts, an interest free source of funds, increased $17.8 million, or 23.8%, for the three months ended December 31, 2013 compared to December 31, 2012. The net interest margin decreased three basis points from 3.64% for the three months ended December 31, 2012 to 3.61% for the three months ended December 31, 2013. The interest rate spread decreased three basis points from 3.37% for the three months ended December 31, 2012 to 3.34% for the three months ended December 31, 2013.

Non-interest expense increased $70,000, or 1.6%, for the three months ended December 31, 2013 compared to the three months ended December 31, 2012. Non-interest expense increased primarily due to the increase in salaries and benefits of $143,000, or 6.0%, an increase in occupancy expense of $22,000, or 6.3%, an increase of $22,000, or 21.4%, in professional fees, and an increase in data processing of $14,000, or 4.6%. These increases were partially offset by a decrease in furniture and equipment of $19,000, or 9.3%, a decrease in advertising expense of $38,000, or 24.7%, a decrease in FDIC insurance expense of $34,000, or 39.5%, and a decrease in other non-interest expense of $31,000, or 4.8%.

The provision for loan losses decreased $46,000, or 22.8%, for the three months ended December 31, 2013 compared to the three months ended December 31, 2012. In the fourth quarter, a recovery of $235,000 on a previously charged-off impaired loan was recognized. The recovery was used to partially offset the increase to the provision required from the loan growth in the fourth quarter.

For the twelve months ended December 31, 2013, the Company reported an increase in net income of $88,000, or 3.6%, from $2.5 million, or $0.49 basic earnings per share, for the twelve months ended December 31, 2012 to $2.6 million, or $0.51 basic earnings per share, for the twelve months ended December 31, 2013.

The $88,000, or 3.6%, increase in net income for the twelve months ended December 31, 2013 compared to the twelve months ended December 31, 2012, was primarily due to the $106,000, or 18.2%, increase in income tax expense and a decrease of $50,000, or 0.3%, in net interest income, partially offset by a decrease in non-interest expense of $150,000, or 0.8%, a decrease in provision for loan losses of $17,000, or 3.8%, and an increase of $77,000, or 2.5%, in non-interest income.

The decrease in net interest income of $50,000, or 0.3%, from $18.8 million for the twelve months December 31, 2012 to $18.7 million for the twelve months ended December 31, 2013 was primarily due to the $1.3 million, or 5.4%, decrease in interest and dividend income, partially offset by the decrease in interest expense of $1.3 million, or 22.7%. For the twelve months ended December 31, 2013, compared to the twelve months ended December 31, 2012, deposit costs decreased $777,000, or 17.6%, and cost of borrowings decreased $501,000, or 41.2%. The decrease in interest and dividend income and interest expense was due to the continued low interest rate environment.

Average interest earning assets for the twelve months ended December 31, 2013, decreased $9.1 million, or 1.6%, from the same period in 2012, due to the $8.6 million, or 29.0%, decrease in average other interest earning assets and a decrease of $3.9 million, or 5.6%, in average investments. These decreases were partially offset by a $3.3 million, or 0.72%, increase in average loans. The $3.3 million increase in average loans was due to the increase in commercial real estate loans of $8.2 million, or 4.6%, an increase in commercial and industrial loans of $5.6 million, or 6.9%, an increase in home equity loans of $1.1 million, or 3.6%, partially offset by the $7.7 million, or 6.3%, decrease in residential real estate loans and a decrease of $3.3 million, or 8.6%, in commercial construction. The yield on assets decreased 16 basis points from 4.55% for the twelve months ended December 31, 2012 to 4.39% for the twelve months ended December 31, 2013, primarily due to the 32 basis point decrease in the loan yield, partially offset by the 29 basis point increase in the investment yield. The cost of funds decreased 23 basis points and was driven primarily by the 20 basis points decrease in the cost of deposits and the 21 basis points decrease in borrowing costs. Deposit costs decreased due to the continuation of low market interest rates, which allowed the Company to renew or replace maturing time deposits at lower costs. The net interest margin increased six basis points from 3.54%, for the twelve months ended December 31, 2012, to 3.60% for the twelve months ended December 31, 2013. The interest rate spread increased seven basis points from 3.28% for the twelve months ended December 31, 2012 to 3.35% for the twelve months ended December 31, 2013. The average balance of demand deposit accounts, an interest free source of funds, increased $11.1 million, or 16.6%, for the twelve months ended December 31, 2013 compared to the same period in 2012.

Non-interest income increased $77,000, or 2.5%, from $3.0 million for the twelve months ended December 31, 2012 to $3.1 million for the twelve months ended December 31, 2013. The increase in non-interest income was due to a decrease in net losses on the sale of OREO of $91,000, or 36.5%, a decrease in other than-temporarily impaired investment of $37,000, or 100%, and a gain of $37,000 on the sale of available-for-sale securities. These improvements were partially offset by a decrease of $45,000, or 6.7%, in income from net loan sales and servicing a decrease of $15,000, or 3.9%, in income from bank owned life insurance and a decrease of $18,000, or 0.8%, in income from customer service fees and commissions.

The provision for loan losses decreased $17,000, or 3.8%, from $442,000 for the twelve months ended December 31, 2012 compared to $425,000 for the twelve months ended December 31, 2013. Nonperforming loans increased $2.8 million, or 70.8%, from $4.0 million, or 0.85% of total loans, at December 31, 2012, to $6.8 million, or 1.39% of total loans, at December 31, 2013. Total nonperforming assets increased $2.7 million, or 58.3%, from $4.6 million, or 0.76% of total assets, at December 31, 2012 to $7.2 million, or 1.23% of total assets, at December 31, 2013. The allowance for loan losses as a percentage of total loans increased from 0.93% at December 31, 2012 to 0.94% at December 31, 2013. The allowance for loan losses as a percentage of nonperforming loans decreased from 109.46% at December 31, 2012 to 67.48% at December 31, 2013 due to the increase in nonperforming loans.
The current level of nonperforming loans is concentrated with one commercial relationship in the amount of $3.0 million. Although the relationship was current on September 30, 2013, based on information obtained, the credit was classified as impaired and placed on nonaccrual status. At December 31, 2013, the relationship was 90 days delinquent and continued to be on nonaccrual and classified as impaired. It is probable that the Company will be unable to collect the scheduled payments of principal and interest according to the contractual terms of the loan agreement. The $3.0 million nonperforming loan is secured by commercial real estate. Management will continue to proactively manage the credit to protect the collateral and minimize the risk to the Company.

Non-interest expense decreased $150,000, or 0.8%, for the twelve months ended December 31, 2013 compared to the twelve months ended December 31, 2012. Non-interest expense decreased primarily due to the decrease in salaries and benefits of $264,000, or 2.5%, decrease in FDIC insurance expense of $126,000, or 35.3%, decrease in stationery, supplies and postage of $46,000, or 13.6%, decrease in furniture and equipment of $15,000, or 1.9%, decrease in advertising expense of $21,000, or 3.5%, and decrease in other non-interest expense of $4,000, or 0.2%. These decreases were partially offset by an increase in data processing of $125,000, or 11.2%, and an increase in professional fees of $102,000, or 18.5%. The decrease in salaries and benefits of $264,000 was due to the completion of the Equity Incentive Plan in July of 2012. For the twelve months ended, non-interest expense includes $159,000 in software conversion expense due to the termination of a contract.

Total assets decreased $12.3 million, or 2.0%, from $600.0 million at December 31, 2012 to $587.7 million at December 31, 2013. The decrease in total assets at December 31, 2013 was primarily due to a decrease in cash and cash equivalents of $20.7 million, or 52.2%, and a decrease in investments of $11.0 million, or 18.2%, partially offset by a $20.4 million, or 4.4%, increase in net loans. At December 31, 2013, net loans increased $24.3 million, or 5.3%, from $461.3 million at September 30, 2013.
The $20.7 million, or 52.2%, decrease in cash and cash equivalents and the $11.0 million, or 18.2%, decrease in investments were used to fund the $20.4 million increase in loans and the $16.4 million, or 3.5%, decrease in deposits.

Total net loans at December 31, 2013 increased $20.4 million, or 4.4%, from $465.2 million, or 77.5%, at December 31, 2012 to $485.6 million, or 82.6%, of total assets. The increase in net loans was due to the increase in commercial real estate loans of $21.7 million, or 11.4%, an increase in commercial construction loans of $2.7 million, or 7.4%, an increase in commercial and industrial loans of $2.0 million, or 2.3%, and an increase in residential construction loans of $1.8 million, or 41.4%. These increases were partially offset by the $7.7 million, or 6.4%, decrease one- to four-family real estate loans. The decrease in one- to four-family residential real estate loans was primarily due to prepayments and refinancing activity due to the continued low interest rate environment and newly originated residential loans sold to the secondary market. In accordance with the Company’s asset/liability management strategy and in an effort to reduce interest rate risk, the Company continues to sell fixed rate, low coupon residential real estate loans to the secondary market. For the twelve months ended December 31, 2013, the Company sold $26.3 million in low coupon residential real estate loans and currently services $97.6 million in loans sold to the secondary market. In order to service our customers, the servicing rights will continue to be retained on all loans written and sold in the secondary market.
The allowance for loan losses of $4.6 million, or 0.94% of total loans, increased $232,000, or 5.3%, from December 31, 2012. The allowance for loan losses as a percentage of nonperforming loans was 67.48% at December 31, 2013 and 109.46% at December 31, 2012. Management reviews the level of the allowance for loan losses on a monthly basis and establishes the provision for loan losses based on loan volume, types of lending, delinquency levels, loss experience, estimated collateral values, current economic conditions and other related factors. Management believes that a 0.94% allowance for loan losses to total loans is appropriate to cover all inherent losses in the portfolio that are both probable and reasonable to estimate.

Nonperforming assets increased 58.3%, from $4.6 million, or 0.76% of total assets, at December 31, 2012 to $7.2 million, or 1.23% of total assets at December 31, 2013. Nonperforming assets at December 31, 2013, included $6.8 million of nonperforming loans and $407,000 of OREO. Nonperforming loans increased $2.8 million, or 70.8%, and consist of nonperforming one-to four-family residential loans of $2.4 million, or 35.5%, nonperforming commercial real estate loans of $3.4 million, or 49.4%, nonperforming commercial and industrial loans of $806,000, or 11.8%, nonperforming consumer loans of $8,000, or 0.1%, and nonperforming home equity loans of $220,000, or 3.2%. For the twelve months ended December 31, 2013, the Company reported net loan charge-offs of $193,000, or 0.04%, of total average loans, compared to net charge-offs of $654,000, or 0.14%, of total average loans, for the same period in 2012. In the fourth quarter of 2013, a recovery of $235,000 on a previous charge-off was recognized. The recovery reduced the provision required from the loan growth in the fourth quarter.
The investment portfolio decreased $11.0 million, or 18.2%, from $60.2 million at December 31, 2012 to $49.2 million at December 31, 2013. U.S. Treasuries decreased $8.7 million, or 63.5%, tax-exempt industrial revenue bonds decreased $1.1 million, or 3.0%, collateralized mortgage obligations decreased $535,000, or 45.3%, and certificates of deposit decreased $668,000, or 7.4%. Securities available-for-sale decreased $19,000, or 3.1%.

Total deposits decreased $16.4 million, or 3.5%, from $466.2 million at December 31, 2012 to $449.8 million at December 31, 2013. Core deposits, defined as savings accounts, money market accounts, demand deposit accounts and NOW accounts, increased $3.8 million, or 1.3%, from $288.7 million at December 31, 2012 to $292.5 million at December 31, 2013. Demand deposits increased $15.5 million, or 20.5%, to $90.9 million, savings accounts increased $873,000, or 1.8%, to $49.8 million, and NOW accounts increased $4.1 million, or 11.1%, to $40.8 million. Core deposits decreased $28.6 million, or 8.9%, from $321.1 million at September 30, 2013. As discussed in the third quarter press release, core deposits increased $26.3 million, or 8.9%, from $294.8 million at June 30, 2013 to $321.1 million at September 30, 2013, due to seasonal activity in commercial accounts.

Certificate of deposit decreased $20.2 million, or 11.4%, from $177.4 million at December 31, 2012 to $157.2 million at December 31, 2013. The decrease in certificates of deposit is due to non-relationship customers seeking higher yields as accounts reprice to lower rates. We continue to focus on allowing high cost deposits to mature and be replaced with low cost relationship-based core deposits.

Federal Home Loan Bank (FHLB) advances increased $11.7 million, or 35.0%, from $33.3 million at December 31, 2012 to $45.0 million at December 31, 2013 and increased $18.6 million, or 70.7%, from September 30, 2013. The increase in FHLB advances was used to partially fund the $24.5 million, or 5.3%, increase in loans from $464.8 million at September 30, 2013 to $489.3 million at December 31, 2013. Repurchase agreements decreased $9.8 million, or 100.0%, from $9.8 million at December 31, 2012. The repurchase agreement product has been eliminated and the funds were transferred to the corresponding demand deposit account.

Stockholders’ equity increased $2.3 million, or 2.5%, from $90.0 million, or 15.0% of total assets, at December 31, 2012 to $92.2 million, or 15.7% of total assets, at December 31, 2013. The Company’s stockholders’ equity increased primarily as a result of $2.6 million in net income, a $303,000, or 7.8%, increase in stock-based compensation, and an increase of $255,000, or 8.4%, in additional paid-in capital, partially offset by the $1.0 million cash dividend. Pursuant to the previously announced Stock Repurchase Program, in 2013 the Company repurchased 13,700 shares of Company stock at an average price per share of $17.60 and released 21,000 shares to fund employee stock option exercises at an average share price of $17.55.

At December 31, 2013, the Company’s balance sheet continues to be strong and regulatory capital ratios continue to exceed the levels required to be considered “well-capitalized” under federal banking regulations. The Company’s tangible book value per share increased by $0.40, or 2.4%, from $16.57 at December 31, 2012 to $16.97 at December 31, 2013.

As we have stated in previous releases, we have positioned the balance sheet to yield a positive outcome in net interest income in future periods and have sacrificed short-term results to protect earnings with the eventual increase in interest rates. The Company’s net interest income and net interest margin continue to be negatively impacted by the Federal Reserve’s sustained action in maintaining a low interest rate environment. The impact of the current interest rate environment on the Company’s balance sheet was evident with the 16 basis point decrease in the yield on assets in 2013 compared to 2012 which negatively impacted interest income by $1.2 million over the last twelve months.

Although the loan pipeline was strong all year, loan closings were delayed which resulted in slower than expected growth in 2013 and ultimately impacted the rate of earnings growth. The majority of the Company’s growth was recognized in the last month of the year with $24.5 million, or 5.3%, loan growth. We expect that the December loan growth compounded with the continued time deposit repricing, will have a favorable impact on net interest income in 2014.

Management continues to monitor the economy and the impact it has on our customers as well as local businesses. During these challenging times, “smart” balance sheet growth is an important element to our continued success. We continue to focus on growing the balance sheet in our own market place with conservative underwriting. As expected, residential lending was not immune to the increase in interest rates which resulted in a reduction in mortgage originations and spreads in the last six months which can be seen in the decrease in non-interest income from 2012 to 2013. During the twelve months ended December 31, 2013, the Company sold $26.3 million in lower coupon fixed rate residential loans to the secondary market which resulted in a decrease of $7.7 million, or 6.4%, in one-to four- family residential real estate loans.

We are committed to our expense reduction initiatives and continue to evaluate strategies to improve the Company’s efficiency. The non-GAAP efficiency ratio, which excludes OREO losses or write-downs, was 78.9% for the twelve months ended December 31, 2013 compared to 79.4% for the twelve months ended December 31, 2012. The GAAP efficiency ratio was 83.20% for the twelve months ended December 31, 2013 compared to 83.99% for the twelve months ended December 31, 2012.

We have managed the Company through one of the most challenging economic conditions by executing our business strategy that builds long-term franchise value for our stockholders. We stand behind our strategic plan while providing our customers first rate banking products and services.

Chicopee Bancorp, Inc. is a publicly owned bank holding company and the parent corporation of Chicopee Savings Bank, a Massachusetts stock savings bank headquartered at 70 Center Street, Chicopee, MA 01013. Chicopee Savings Bank provides a wide variety of financial products and services through its main office, seven branch offices located in Chicopee, Ludlow, West Springfield, South Hadley, and Ware in Western Massachusetts, and lending and operations center. Chicopee Savings Bank offers customers the latest and most technically advanced internet banking, including on-line banking and bill payment services. The Bank's deposits are insured by the Federal Deposit Insurance Corporation and the Depositors Insurance Fund of Massachusetts. For more information regarding the Bank’s products and services, please visit our web site at www.chicopeesavings.com.

This news release contains forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company assumes no obligation to update any forward-looking statements, except as required by law.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except share data)
(Unaudited)

	December 31,	December 31,
ASSETS	2013	2012
	(Unaudited)

Cash and due from banks	$9,100	$11,073
Federal funds sold	426	3,372
Interest-bearing deposits with the Federal Reserve Bank of Boston	9,389	25,163
Total cash and cash equivalents	18,915	39,608

Available-for-sale securities, at fair value	602	621
Held-to-maturity securities, at cost	48,606	59,568
Federal Home Loan Bank stock, at cost	3,914	4,277
Loans receivable, net of allowance for loan losses ($4,439 at
September 30, 2013 and $4,364 at December 31, 2012)	485,619	465,211
Loans held for sale	70	—
Other real estate owned	407	572
Mortgage servicing rights	381	368
Bank owned life insurance	14,173	13,807
Premises and equipment, net	9,181	9,459
Accrued interest receivable	1,609	1,567
Deferred income tax asset	3,042	3,252
FDIC prepaid insurance	—	467
Other assets	1,208	1,205
Total assets	$587,727	$599,982

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
Demand deposits	$90,869	$75,407
NOW accounts	40,774	36,711
Savings accounts	49,755	48,882
Money market deposit accounts	111,126	127,730
Certificates of deposit	157,242	177,447
Total deposits	449,766	466,177

Securities sold under agreements to repurchase	—	9,763
Advances from Federal Home Loan Bank	44,992	33,332
Accrued expenses and other liabilities	739	741
Total liabilities	495,497	510,013

Stockholders' equity
Common stock (no par value, 20,000,000 shares authorized, 7,439,368 shares issued;
5,435,885 and 5,428,585 shares outstanding at December 31, 2013 and December 31, 2012)	72,479	72,479
Treasury stock, at cost (2,003,483 and 2,010,783 shares at December 31, 2013 and December 31, 2012)	(26,435)	(26,567)
Additional paid-in capital	3,299	3,044
Unearned compensation (restricted stock awards)	(12)	(18)
Unearned compensation (Employee Stock Ownership Plan)	(3,571)	(3,868)
Retained earnings	46,418	44,873
Accumulated other comprehensive income	52	26
Total stockholders' equity	92,230	89,969
Total liabilities and stockholders' equity	$587,727	$599,982

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except for Number of Shares and Per Share Amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Interest and dividend income:
Loans, including fees	$5,245	$5,631	$21,324	$22,649
Interest and dividends on securities	415	436	1,690	1,684
Other interest-earning assets	11	11	55	64
Total interest and dividend income	5,671	6,078	23,069	24,397

Interest expense:
Deposits	812	1,032	3,635	4,412
Securities sold under agreements to repurchase	—	2	9	13
Other borrowed funds	168	220	705	1,202
Total interest expense	980	1,254	4,349	5,627

Net interest income	4,691	4,824	18,720	18,770
Provision for loan losses	156	202	425	442
Net interest income, after provision for loan losses	4,535	4,622	18,295	18,328

Non-interest income:
Service charges, fee and commissions	521	534	2,210	2,228
Loan sales and servicing, net	63	381	622	667
Net gain on sales of securities available-for-sale	37	—	37	—
Loss on sale of other real estate owned	(4)	(29)	(158)	(249)
Other than temporary impairment charge	—	(37)	—	(37)
Income from bank owned life insurance	90	95	365	380
Other non-interest income	—	—	24	34
Total non-interest income	707	944	3,100	3,023

Non-interest expenses:
Salaries and employee benefits	2,508	2,365	10,165	10,429
Occupancy expenses	371	349	1,575	1,476
Furniture and equipment	185	204	783	798
FDIC insurance assessment	52	86	231	357
Data processing	316	302	1,244	1,119
Professional fees	125	103	652	550
Advertising	116	154	573	594
Stationery, supplies and postage	79	88	291	337
Other non-interest expense	609	640	2,641	2,645
Total non-interest expenses	4,361	4,291	18,155	18,305

Income before income taxes	881	1,275	3,240	3,046
Income tax expense	211	282	687	581
Net income	$670	$993	$2,553	$2,465

Earnings per share:
Basic	$0.14	$0.20	$0.51	$0.49
Diluted	$0.14	$0.20	$0.50	$0.48

Adjusted weighted average common shares outstanding
Basic	5,035,694	4,978,542	5,037,783	5,072,875
Diluted	5,140,874	4,988,655	5,129,527	5,088,734

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA AND RATIOS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Operating Results:
Net interest income	$4,691	$4,824	$18,720	$18,770
Loan loss provision	156	202	425	442
Non-interest income	707	944	3,100	3,023
Non-interest expense	4,361	4,291	18,155	18,305
Net income	670	993	2,553	2,465

Performance Ratios:
Return on average assets	0.46%	0.66%	0.44%	0.41%
Return on average equity	2.89%	4.39%	2.79%	2.75%
Interest rate spread	3.34%	3.37%	3.35%	3.28%
Net interest margin (1)	3.61%	3.64%	3.60%	3.54%
Non-interest income to average assets	0.48%	0.63%	0.53%	0.51%
Non-interest expense to average assets	2.98%	2.86%	3.10%	3.06%
GAAP efficiency ratio (2)	80.79%	74.39%	83.20%	83.99%
Non-GAAP efficiency ratio (3)	76.95%	70.70%	78.87%	79.43%
Average equity to average assets	15.84%	15.08%	15.58%	15.02%

Per Share Data:
Diluted earnings per share	$0.14	$0.20	$0.51	$0.49
Basic earnings per share	$0.14	$0.20	$0.50	$0.48
Cash dividend per share	$0.05	$—	$0.20	$—
Dividend yield			1.63%	—
Stock price at period end			$17.41	$15.89
Tangible book value per share			$16.97	$16.57

	At December 31,	At December 31,
	2013	2012

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.94%	0.93%
Allowance for loan losses as a percent of total non-performing loans	67.48%	109.46%
Net charge-offs to average loans	0.04%	0.14%
Non-performing loans as a percent of total loans	1.39%	0.85%
Non-performing assets as a percent of total assets	1.23%	0.76%

Other Data:

Number of Offices	9	9

(1) The net interest margin represents tax equivalent net interest income as a percentage of average interest-earning assets.

(2) GAAP Efficiency Ratio represents non-interest expenses divided by the sum of net interest income (before the provision for loan losses) plus total non-interest income.

(3) The Non-GAAP efficiency ratio represents the ratio of non-interest expenses divided by the sum of tax equivalent net interest income and non-interest income.

For the dates indicated the ratio is calculated as follows (in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Non-interest expenses	$4,361	$4,291	$18,155	$18,305
Tax equivalent net interest income	4,956	5,096	19,784	19,807
Non-interest income	707	944	3,100	3,023
Add back:
Other non-interest income	—	—	(24)	(34)
Loss on sale of other real estate owned	4	29	158	249
Total income included in calculation	5,667	6,069	23,018	23,045
Non-interest expenses divided by total income	76.95%	70.70%	78.87%	79.43%

CONTACT:
Chicopee Bancorp, Inc.
Guida R. Sajdak, 413-594-6692
Senior Vice President, Chief Financial Officer and Treasurer